UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

INNOVATION1 BIOTECH INC.

(Name of Registrant as Specified In Its Charter)

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INNOVATION1 BIOTECH INC.

169 Madison Ave, #15129
New York, NY 10016

(212) 292-3115

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

You are not being asked to approve anything. This Information Statement is being provided to you solely for your information.

GENERAL INFORMATION

Why am I receiving these materials?

This Information Statement is mailed or furnished to holders of record of the outstanding common stock and preferred stock of Innovation1 Biotech Inc., a Nevada corporation (the “Company”), in connection with the action by written consent of shareholders taken without a meeting to approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the number of shares of Common Stock the Company is authorized to issue from 200,000,000 shares to 250,000,000,000 shares (“the “Authorized Share Increase”) which is described in this Information Statement. You are urged to read this Information Statement carefully and in its entirety for a description of the Authorized Share Increase.

The date of this Information Statement is January 27, 2025 and is first being mailed on or about January 27, 2025. The Company is required to provide prompt notice to the shareholders who have not consented in writing.

The Board of Directors of the Company (the “Board”) is not soliciting your proxy or consent in connection with the Authorized Share Increase.

What action was taken by written consent?

We obtained written consent by the holders of the Company’s outstanding Series C Senior Convertible Preferred Stock (the “Consenting Preferred Holders”) holding a majority of the voting power of the Company’s outstanding capital stock, approving the amendment to the Company’s Articles of Incorporation, as amended (the “Articles”) to amend the Articles to effect the Authorized Share Increase.

When is the record date?

The close of business on January 9, 2025 is the record date (the “Record Date”) for the determination of shareholders entitled to receive this Information Statement.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

In accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes, if the Board adopts a resolution to amend the Articles, an affirmative vote of a majority of the Company’s voting power is required. On January 9, 2025, the Board adopted this resolution. On January 9, 2025, shareholder approval was obtained through the written consent of our Consenting Preferred Holders.

On the Record Date there were 20,470,239 shares of the Company’s common stock outstanding, 1,200,000 shares of the Company’s Series C Senior Convertible Preferred Stock (the “Series C”) outstanding and 15,000,000 shares of the Company’s Series C-1 Senior Convertible Preferred Stock (the “Series C-1”) outstanding. The Series C are convertible into an aggregate of 2,047,023,900 shares of common stock on the Record Date, subject to certain 4.99% ownership limitations. The Series C-1 are convertible into an aggregate of 7,144,113,411 shares of common stock on the Record Date, subject to 4.99% ownership limitations.

Each share of the Company’s common stock represents one vote. The holders of the Series C are entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which their Series C were convertible on the Record Date for the Authorized Share Increase. Subject to a total 4.99% ownership limitation, the holders of the Series C-1 are entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which their Series C-1 were convertible on the Record Date.

On the Record Date, with the holders of the Company’s common stock, Series C and Series C-1, voting together as a single class, there were 2,071,579,999 shares entitled to be voted and 2,047,023,900 shares were voted for the Authorized Share Increase by the Series C holders, constituting approximately 98.8% of the voting shares. Therefore, a special meeting of the shareholders to approve the Authorized Share Increase is unnecessary. The Consenting Preferred Holders approved the Authorized Share Increase by voting the Series C. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would have been required.

When will the Authorized Share Increase become effective?

Once we decide to implement the Authorized Share Increase, it would become effective on the date of filing of Articles of Amendment to our Articles with the office of the Secretary of State of the State of Nevada (the “Effective Date”). However, a U.S. Securities and Exchange Commission (the “SEC”) rule requires the Articles of Amendment may not be filed until at least 20 calendar days after the mailing of this Information Statement.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the adoption of the Authorized Share Increase?

As disclosed below under Purpose of the Increase in Authorized Common Stock, NLC (as defined below) shall receive the NLC Shares (as defined below) following the effectiveness of the Authorized Share Increase. Furthermore, the Consenting Preferred Holders will receive an aggregate of 2,047,023,900 shares of restricted common stock of the Company following the effectiveness of the Authorized Share Increase and conversion of the Series C. No security holders receive an extra or special benefit not shared on a pro-rata basis by all other holders of the same class.

Recent Events

Effective October 29, 2024, the Company entered into a license agreement, as amended, by and among NLC Ltd., an Israeli limited company and NLC Viral Defense, LLC, a Delaware limited liability company (NLC Ltd. and NLC Viral Defense, LLC collectively, “NLC”), with principal offices located at 25 Shlomo Ben Yosef Street, Suite 44, Tel Aviv, Israel. Pursuant to the license agreement, the Company was granted an exclusive worldwide, royalty-bearing license to research, develop, make or have made, use, import, market, offer for sale, and sell the following assets (each a “Licensed Asset”):(1) Natural supplements under the brand name NutraFlu and Nutravid19 (together, referred to as “Nutra”) for the treatment of symptoms associated with the flu and long covid, respectively, based on research conducted by NLC on its anti-viral NLC001 clinical programs, and (2) NLC’s Phase II clinical program for its anti-viral molecule designated NLC001, for the treatment of long covid and other viral indications. .. In consideration of the license the Company shall pay the following royalties, if any to NLC: (1) In respect of sales of Nutra: 12.0% on the first $2.5 million in net sales generated from the sale of Nutra, 9.0% on the next $2.5 million in net sales generated from the sale of Nutra and 6% of net sales generated from the sale of Nutra thereafter; and (2) In respect of sales of NLC001: 12.0% on the first $2.5 million in net sales generated from the sale of NLC001, 9.0% on the next $2.5 million in net sales generated from the sale of NLC001 and 6% of net sales generated from the sale of NLC001 thereafter. Commencing on the second anniversary of the closing of the license agreement and for the remainder of the term of the license agreement, the Company shall also be entitled to a minimum payment of $25,000 per quarter. The license agreement is subject to standard terms and conditions. The Company requires significant working capital to research and develop the Licensed Assets and there are no assurances the Company will receive any financing or financing on reasonable terms. Furthermore, there are no assurances that the Company will develop or license any products based on the Licensed Assets. To date the Company has not developed any Licensed Assets into products for sale. The Company requires financing to fund research and development, marketing and general administrative and general business expenses as it attempts to develop marketable products. There are no assurances the Company will obtain such financing or that such financing will be available on reasonable terms.

Pursuant to the license agreement the Company paid NLC a fee of $100,000 and pursuant to a stock issuance agreement committed to issue NLC Ltd. 1,023,511,950 shares of restricted common stock, representing an aggregate of 10.0% of the Company’s issued and outstanding shares of common stock on a fully diluted basis (the “NLC Shares”), which the Company agreed to issue following the effective date of the Authorized Share Increase. In addition, the Company paid NLC approximately $35,000 plus VAT at the applicable rate on the date of payment for NLC’s reasonable and documented legal expenses incurred by it in connection with the negotiation of the license agreement and related transactions.

Effective October 29, 2024, the Company also entered into a two-year consulting agreement with Dr. Dorit Arad pursuant to which she will oversee and guide the technological aspects of the Company's operations. Dr. Arad shall receive an initial fee of $12,500 per month, until the Company has raised $1,500,000 in financing capital. Once the Company has raised $1,500,000 in financing capital, Dr. Arad shall receive a fee of $15,000 per month, until the Company has reached profitability in accordance with generally accepted accounting principles, consistently applied (“GAAP Profitability”). Once the Company has reached GAAP Profitability, Dr. Arad shall receive a fee of $20,000 per month through the term of her consultancy. In addition to the foregoing, Dr. Arad shall be considered for performance-based bonuses in accordance with the general compensation and bonus policy of the Company then in effect. Upon the raising of at least $2 million by the Company in aggregate proceeds from investors (not referred by Dr. Arad), Dr. Arad shall receive a one-time bonus of $100,000. Dr. Arad serves as the chief executive officer of NLC. The Company intends to appoint Dr. Dorit Arad as Chief Medical Officer and Chief Technical Officer following the effectiveness of the Authorized Share Increase.

On November 1, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series C and on November 12, 2024 the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series C-1. The number of shares constituting the Series C is 1,200,000 shares, par value $0.001 per share, with a conversion price of $0.000000586216897634410 per share. The number of shares constituting the Series C-1 is 15,000,000, par value $0.001 per share and a conversion price of $0.00000209963072212 per share. The stated value for the Series C and the Series C-1 is equal to $0.001 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the common stock or any other shares of the Corporation’s capital stock, including, without limitation, any series of the Company’s preferred stock, the “Stated Value”)). The holders of Series C and Series C-1 shall vote with the shares of common stock, on an as-converted to common stock basis, with respect to all matters on which the holders of common stock are entitled to vote, subject to any applicable beneficial ownership limitations. The Series C holders are subject to a 4.99% beneficial ownership limitations but are not subject to any beneficial ownership limitations and vote on an as converted basis for the Authorized Share Increase.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the common stock or any other series of preferred stock except for the Series C-1 or Series C, respectively, the holders shall be entitled to receive on an in pari passu basis with the holders of the Series C-1 or Series C, respectively, out of the assets available for distribution to stockholders an amount in cash equal to 120% of the aggregate Stated Value of all shares of Series C or all shares of Series C-1, as applicable, held by such holder. Each share of Series C and Series C-1 shall be convertible, at any time and from time to time after the original issue date, at the option of the holder thereof, into that number of shares of common stock determined by dividing the Stated Value of such share of Series C or Series C-1 by the conversion price. Commencing January 1, 2025 and continuing thereafter on each successive six-month anniversary holders of Series C and Series C-1 shall be entitled to receive, and the Company shall pay, by issuing shares of common stock to holders as calculated as follows (subject to applicable law), dividends on shares of preferred stock, based on the Stated Value, at a rate of 6% per annum, commencing on the original issue date until the earlier of (i) the date that the preferred stock is converted to common stock or redeemed by the Company, or (ii) the date no shares of Series C and/or Series C remain outstanding.

On November 1, 2024, the Company entered into a Securities Purchase Agreement with three officers and directors of the Company and sold the officers and directors an aggregate of 1,200,000 shares of the Company’s Series C for gross proceeds of $12,000. On November 12, 2024, the Company entered into Exchange Agreements with certain accredited investors to exchange all of the Company’s issued and outstanding Series B Preferred Stock, Series B-1 Preferred Stock, promissory notes and warrants issued by the Company to the investors (the “Original Securities”) for an aggregate of 14,250,000 shares of Series C-1. Upon consummation of the exchange, all of the Original Securities were cancelled. In addition, the Company entered into a Securities Purchase Agreements dated November 12, 2024 with two accredited investors and issued to the investors an aggregate of 750,000 shares of the Company’s Series C-1 for gross proceeds of $600,000. The investors under the Series C and Series C-1 securities purchase agreements also entered into registration rights agreements with the Company to register the shares of common stock issuable upon conversion of Series C and Series C-1.

Upon the closing of the Series C and Series C-1 securities purchase agreements, Charles Allen and Fredrick Pierce II resigned as officers and directors of the Company and Francis Knuettel II was appointed Executive Chairman of the Board. Mr. Knuettel was initially appointed to serve as a member of the Company’s Board and the Interim Chief Executive Officer of the Company effective November 7, 2024. The Company intends to appoint Dr. Dorit Arad as Chief Medical Officer and Chief Technical Officer and Sam Knipper as Interim Chief Executive Officer and Chief Financial Officer following the effectiveness of the Authorized Share Increase. Dr. Arad continues to serve as the chief executive officer of NLC.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE AUTHORIZED SHARE INCREASE

Overview

On January 9, 2025, the Board recommended and the Consenting Preferred Holders approved, believing it to be in the best interests of the Company and its shareholders, to file an amendment to our Articles, to effect the Authorized Share Increase.

Purpose of the Increase in Authorized Common Stock

General

On the Record Date there were 20,470,239 shares of the Company’s common stock outstanding, 1,200,000 shares of the Company’s Series C outstanding and 15,000,000 shares of the Company’s Series C-1 outstanding. The Series C are convertible into an aggregate of 2,047,023,900 shares of common stock on the Record Date for the Authorized Share Issuance, subject to certain 4.99% ownership limitations. The Series C-1 are convertible into an aggregate of 7,144,113,411 shares of common stock on the Record Date, subject to 4.99% ownership limitations. On the Record Date, with the holders of the Company’s common stock, Series C and Series C-1 voting together as a single class, there were 2,071,579,999 shares entitled to be voted and 2,047,023,900 shares were voted for the Authorized Share Increase by the Series C holders, constituting approximately 98.8% of the voting shares.

Reason for Authorized Share Increase

The Authorized Share Increase will provide available shares of common stock for issuance: (1) upon the conversion of the Series C and Series C-1, and (2) of the NLC Shares issuable to NLC Ltd. under the stock issuance agreement. Furthermore, the Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital-raising ability. The Company’s authorized common stock would need to be increased to increase the number of shares of Company common stock available for issuance to investors who provide the Company with funding required to continue operations, and/or to persons in connection with potential acquisition transactions, warrant or option exercises and other transactions which our Board of Directors may determine are in the best interests of the Company.

The Authorized Share Increase will not have any immediate effect on the rights of existing shareholders, but would have a dilutive effect on our existing shareholders when the additional shares are issued. This Authorized Share Increase and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the Company’s shareholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management’s use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent shareholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Company common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Authorized Share Increase be used as a type of anti-takeover device. Any additional authorized shares of common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. Additional authorized shares will be available for issuance by the Board to honor stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of authorized common stock. The Company does not anticipate that it would seek authorization from the shareholders for issuance of any additional authorized shares unless required by applicable law or regulations.

The Authorized Share Increase will become effective upon the filing of the Amendment with the Nevada Secretary of State. Information with respect to the filing of the Amendment and the Authorized Share Increase will be included in a Current Report on Form 8-K to be filed with the SEC.

Accounting Matters

The Authorized Share Increase will not have any effect on our balance sheet or on our overall financial condition.

Appraisal Rights

Neither Nevada law, the Articles, nor our Bylaws provide for appraisal or other similar rights for dissenting shareholders in connection with this proposal. Accordingly, our shareholders will have no right to dissent and obtain payment for their shares, and we will not independently provide shareholders with any such right.

Voting Securities and Principal Holders Thereof

The following table sets forth certain information regarding beneficial ownership of our common stock, Series C and Series C-1 as of the date of the Record Date: (i) by each of our directors, (ii) by each named executive officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding voting shares.

Title of class	Name and address of beneficial owner(2)	Amount and nature of beneficial ownership (1)	Percent of class (1)
Common Stock
Common Stock	Francis Knuettel II	0 (3)	—
	All officers and directors as a group (one person)	0	—
Common Stock	Jeffrey J. Kraws (5)	1,389,055	6.8%
Common Stock	Jason Frankovich (5)	12,510,783	61.1%
Preferred Stock
Series C	Francis Knuettel II	600,000 (3)	50%
Series C	Charles Allen	300,000 (4)	25%
Series C	Frederick Pierce II	300,000 (4)	25%

* Less than 1%

(1)	Percentage ownership of common stock only is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days of January 10, 2025, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of the date of January 10, 2025, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of January 10, 2025, there were 20,470,239 shares of our common stock issued and outstanding. The holders of the Series C are entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which their Series C were convertible on the Record Date for the Authorized Share Increase (2,047,023,900 votes). The holders of the outstanding Series C-1 have blockers which limit their voting and conversion privileges to 4.99% of outstanding common stock within the foregoing 60-day periods. The percentages reflect their ownership of Series C, which is not subject to any blocker for the Authorized Share Increase. Excludes shares issuable to NLC Ltd. which the Board intends to issue following the effective date of the Authorized Share Increase. Dr. Dorit Arad is the beneficial owner of securities held by NLC Ltd. On the Record Date, with the holders of the Company’s common stock, Series C and Series C-1 voting together as a single class, there were 2,071,579,999 shares entitled to be voted and 2,047,023,900 shares were voted for the Authorized Share Increase by the Series C holders, constituting approximately 98.8% of the voting shares.

(2)	The address of these persons, unless otherwise noted, is c/o Innovation1 Biotech Inc., 169 Madison Ave, #15129, New York, NY 10016.

(3)	The Series C holder is entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which his Series C were convertible on the Record Date for the Authorized Share Increase (1,023,511,950 votes).

(4)	The Series C holder is entitled to vote the number of pro-rata votes per share as were equal to the number of shares of common stock into which his Series C were convertible on the Record Date for the Authorized Share Increase (511,755,975 votes).

(5)	Address is 23 Scottsdale Court, Cranbury, New Jersey.

Where You Can Find More Information

You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Delivery of Documents to Security Holders Sharing an Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (212) 292-3115 or mail a request to receive separate copies to Innovation1 Biotech Inc., 169 Madison Ave, #15129, New York, NY 10016. Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request. Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By Order of the Board of Directors

/s/ Francis Knuettel II
Francis Knuettel II
Executive Chairman of the Board of Directors

Appendix A

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION, AS AMENDED

OF INNOVATION1 BIOTECH INC.

Innovation1 Biotech Inc. (the ‘‘Company’’), a corporation organized and existing under the Revised Statutes of the State of Nevada (the ‘‘Nevada Revised Statutes’’), hereby certifies as follows:

1.	Pursuant to Sections 78.385 and 78.390 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and the holders of a majority of the outstanding voting power of the Company.

2.	Article 3 of Articles of Incorporation, as amended, is amended by amending and restating the initial paragraph as follows:

“Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue shall consist of two hundred fifty billion and twenty-five million shares (250,025,000,000), consisting of two hundred fifty billion (250,000,000,000) shares of common stock, par value $0.001 per share, and twenty-five million (25,000,000) of “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.”

3.	These Articles of Amendment to the Articles of Incorporation were duly adopted and approved by the shareholders of the Company on the 9th day of January 2025 in accordance with Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to Articles of Incorporation as of the ______ day of ________, 2025.

Innovation1 Biotech Inc.

By:
Name:	Francis Knuettel II
Title:	Executive Chairman of the Board of Directors

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